Exhibit (1.1)
(TRANSLATION)
ARTICLES OF INCORPORATION OF KOMATSU LTD.
(Amended as of June 24, 2009)
CHAPTER I. GENERAL PROVISIONS
Article 1. Corporate Name
The name of the Company shall be Kabushiki Kaisha Komatsu Seisakusho.

In English, the Company shall be called KOMATSU LTD.
Article 2. Objectives and Purposes
The objectives and purposes of the Company shall be to engage in the following businesses:
(1)	Manufacture, repair, sale and purchase of construction machinery, agricultural machinery, industrial machinery, automobiles, internal combustion engines and various types of other machinery and equipment and parts thereof.
(2)	Manufacture, sale and purchase of various iron and steel goods.
(3)	Smelting, processing, sale and purchase of various types of iron and steel, pig-iron, ferroalloys and other special metals.
(4)	Manufacture, sale and purchase of various types of electric materials and equipment.

(5)	Manufacture, sale and purchase of various synthetic resin products.

(6)	Manufacture, repair, sale and purchase of various armaments and parts thereof.

(7)	Mining industry, and sale and purchase of minerals.
(8)	Designing, executing, supervising and contracting various types of civil engineering and construction work for plants, dwelling house, and other structures.
(9)	Sale and purchase of lumber, processed lumber products and various types of civil engineering and construction materials, machinery and equipment.
(10)	Sale, purchase and lease of real property.

(11)	Manufacture, sale and repair of industrial waste and general waste treatment devices.
(12)	Collection, transportation, treatment and recycling of industrial waste and general waste, sale of such recycled products, and consulting on these matters.
(13)	Development, creation, sales and consulting on computer software and computer systems.

(14)	Electronic commerce using networks such as the internet.

(15)	Information processing and information providing service.

(16)	Financing services

(17)	All business incidental to each and every one of the preceding items.

(18)	Investing in other companies or promoting the organization of other companies.
Article 3. Location of Head Office
The Company shall have its head office in Minato-ku, Tokyo.
Article 4. Corporate Organizations
The Company shall have the following organizations other than the General Meeting of Shareholders and Directors:
(1)	Board of Directors;

(2)	Corporate Auditors;
(3)	Board of Corporate Auditors: and
(4)	Accounting Auditors.

Article 5. Method of Public Notice
The method of public notices by the Company shall be electronic public notice, provided, however, that if, the use of the electronic public notice becomes impossible, due to an accident or any other unavoidable reason, the public notices of the Company shall be made by publication in The Nihon Keizai Shimbun published in Tokyo.
CHAPTER II. SHARES
Article 6. Total Number of Shares Authorized to be Issued
The total number of shares authorized to be issued by the Company shall be three billion nine hundred fifty five million (3,955,000,000) shares.
Article 7. Acquisition by the Company of Its Own Shares
Pursuant to the provisions of Article 165, Paragraph 2 of the Corporation Act, the Company may acquire its own shares through transactions in the market, etc., by a resolution of the Board of Directors.
Article 8. Number of Shares Constituting One Unit (Tangen) of Shares
The number of shares constituting one (1) unit (Tangen) of shares of the Company shall be one hundred (100).
Article 9. Rights to Shares Constituting Less Than One Unit (Tangen) of Shares
Shareholders of the Company are not entitled to exercise their rights pertaining to shares constituting less than one (1) unit (Tangen) of shares held by them, except for the following rights:
(1)	The rights provided for in each item of Article 189, Paragraph 2 of the Corporation Act;
(2)	The right to make a request provided for in the provisions of Article 166, Paragraph 1 of the Corporation Act;
(3)	The right to receive the allotment of offered shares and offered stock acquisition rights in proportion to the number of shares held by each shareholder; and
(4)	The right to make a request provided for in the immediately following Article.
Article 10. Purchase of Shares to Increase the Number of Shares of Shareholders Holding Shares not Constituting One Unit (Tangen) of Shares
A shareholder of the Company may, in accordance with the Share Handling Regulations of the Company, request the Company to sell such number of shares as will, when aggregated with the shares constituting less than one (1) unit (Tangen) of shares held by him/her, constitute one (1) unit of shares.
Article 11. Transfer Agent
1.	The Company shall have a Transfer Agent.
2.	The Transfer Agent and the location of its business shall be designated by a resolution of the Board of Directors, and public notice thereof shall be given.
3.	The administration of the Shareholders Register and the Register of Stock Acquisition Rights of the Company, and other matters relating to the Shareholders Register and the Register of Stock Acquisition Rights shall be entrusted with the Transfer Agent, and shall not be handled by the Company.

Article 12. Share Handling Regulations
The handling of shares of the Company and the fees thereof shall be governed by the “Share Handling Regulations” of the Company established by a resolution of the Board of Directors, as well as laws and regulations, and the Articles of Incorporation.
CHAPTER III. GENERAL MEETINGS OF SHAREHOLDERS
Article 13. Convocation of General Meeting of Shareholders
An Ordinary General Meeting of Shareholders of the Company shall be convened in June each year. An Extraordinary General Meeting of Shareholders may be convened whenever necessary.
Article 14. Record Date of Ordinary General Meeting of Shareholders
The record date of the voting rights at the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year.
Article 15. Person to Convene General Meeting of Shareholders and Person to Preside the Board as Chairman
1.	A General Meeting of Shareholders shall be convened by the President, and the President shall act as the chairman thereof.
2.	In the absence or disability of the President, one of the other Directors in the order previously determined by the Board of Directors may convene the General Meeting of Shareholders and act as the chairman thereof.
Article 16. Internet Disclosure and Deemed Provision of Reference Documents for General Meeting of Shareholders, etc.
The Company may, by disclosing the information related to the matters to be described or indicated in (1) the reference documents for the General Meeting of Shareholders, (2) the business report, (3) the financial statements and (4) the consolidated financial statements, through the Internet in accordance with the provisions of the Ministerial Ordinance of the Ministry of Justice, in connection with the convocation of the General Meeting of Shareholders, deem that it has provided the same to the shareholders.
Article 17. Exercise of Voting Rights by Proxy
1.	A shareholder of the Company may exercise his/her voting rights at a General Meeting of Shareholders by one (1) proxy who shall be another shareholder of the Company eligible for exercising such voting rights of the Company.
2.	In the case of the preceding paragraph, a shareholder or proxy shall submit to the Company a document certifying the proxy’s power of representation at each General Meeting of Shareholders.
Article 18. Method of Resolutions of General Meetings of Shareholders
1.	Unless otherwise provided for in laws and regulations or these Articles of Incorporation, resolutions of a General Meeting of Shareholders shall be adopted by a majority of the voting rights of the shareholders who are eligible to exercise the voting rights and who are present at the meeting.
2.	Resolutions made pursuant to Article 309, Paragraph 2 of the Corporation Act shall be adopted by two-thirds (2/3) or more of the voting rights of the shareholders who are eligible to exercise the voting rights and who are present at the meeting, at which meeting the shareholders holding one-third (1/3) or more of the voting rights of all shareholders eligible to exercise the voting rights must be present.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS
Article 19. Number of Directors
The Company shall have no more than fifteen (15) directors.
Article 20. Method of Election of Directors
1.	Directors shall be elected at a General Meeting of Shareholders of the Company.
2.	A resolution for the election of a Director shall be adopted by a majority of the voting rights of the shareholders who are eligible to exercise the voting rights and who are present at the meeting, at which meeting the shareholders holding one-third (1/3) or more of the voting rights of all shareholders eligible to exercise the voting rights must be present.
3.	Cumulative voting shall not be used in a resolution for the election of a Director.
Article 21. Representative Directors, etc.
1.	The Board of Directors shall, by its resolution, appoint the Representative Directors who shall represent the Company.
2.	The Board of Directors may determine, by its resolution, one (1) Chairman and one (1) President from among its members, and may grant special titles to one or more Directors as deemed necessary.
Article 22. Term of Office of Directors
The term of office of a Director shall expire at the closing of the Ordinary General Meeting of Shareholders for the last business year ending within one (1) year after his/her election.
Article 23. Convocation of the Board of Directors and Person to Preside over the Board as Chairman
Meetings of the Board of Directors shall be convened and the chairman thereof shall be determined in accordance with the rules established by the Board of Directors.
Article 24. Notice of Convocation of Board of Directors
A notice of the convocation of a meeting of the Board of Directors shall be dispatched at least two (2) days prior to the date of such meeting; provided, however, that such period may be shortened in the case of emergency.
Article 25. Informal Resolution of the Board of Directors
With respect to the matters that are proposed by the Directors to be resolved at a meeting of the Board of Directors, the Company shall deem that such proposed matters are approved by a resolution of the Board of Directors when all the Directors who are eligible to participate in the resolution of such matters have given their consent thereto in writing or through electronic records, unless the Corporate Auditors raise an objection to such proposals.

Article 26. Counselors and Advisors
The Board of Directors may elect Advisor(s) (Komon) or Counselor(s) (Sodan-yaku).
Article 27. Exemption from Liability of Directors
1.	In accordance with the provisions of Article 426, Paragraph 1 of the Corporation Act, the Company may, by a resolution of the Board of Directors, exempt a Director from his/her liability for damages caused by his/her dereliction of duty, within the limits stipulated by laws or regulations.
2.	In accordance with the provisions of Article 427, Paragraph 1 of the Corporation Act, the Company may enter into agreements with an Outside Director to limit liability for damages caused by his/her dereliction of duty. Provided, however, that the maximum amount of liability of such Outside Directors prescribed in such agreements shall be equal to the minimum liability limit stipulated by laws and regulations.
CHAPTER V. CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS
Article 28. Number of Corporate Auditors
The Company shall have no more than five (5) corporate auditors (Kansayaku).
Article 29. Method of Election of Corporate Auditors
1.	The Corporate Auditors shall be elected at a General Meeting of Shareholders of the Company.
2.	A resolution for the election of Corporate Auditor shall be adopted by a majority of the voting rights of the shareholders who are eligible to exercise the voting rights and who are present at the meeting, at which meeting the shareholders holding one-third (1/3) or more of the voting rights of all shareholders eligible to exercise the voting rights must be present.
Article 30. Full-time Corporate Auditor(s)
The Board of Corporate Auditors shall elect, by its resolution, (a) full-time Corporate Auditor(s).
Article 31. Term of Office of Corporate Auditors
1.	The term of office of Corporate Auditors shall expire at the closing of the Ordinary General Meeting of Shareholders held for the last business year of the Company ending within four (4) years after their election.
2.	The term of office of the Corporate Auditor elected to fill a vacancy of another Corporate Auditor who has resigned prior to the expiry of his/her term of office shall be until the expiry of the remaining term of his/her predecessor.
Article 32. Convocation of the Board of Corporate Auditors and Person to Preside over the Board as Chairman
Meetings of the Board of Corporate Auditors shall be convened and the chairman thereof shall be determined, in accordance with the rules established by the Board of Corporate Auditors.

Article 33. Notice of Convocation of Board of Corporate Auditors
Notice of convocation of meetings of the Board of Corporate Auditors shall be dispatched at least two (2) days prior to the date of such meetings; provided, however, that such period may be shortened in the case of emergency.
Article 34. Exemption from Liability of Corporate Auditors
1.	In accordance with Article 426, Paragraph 1 of the Corporation Act, the Company may, by a resolution of the Board of Directors, exempt a Corporate Auditor from his/her liability for damages caused by his/her dereliction of duty, within the limits stipulated by laws and regulations.
2.	In accordance with the provisions of Article 427, Paragraph 1 of the Corporation Act, the Company may enter into agreements with an Outside Corporate Auditor to limit liability for damages caused by his/her dereliction of duty. Provided, however, that the maximum amount of liability of such Outside Corporate Auditor prescribed in such agreements shall be equal to the minimum liability limit stipulated by laws and regulations.
CHAPTER VI. ACCOUNTING
Article 35. Business Year
The business year of the Company shall be the one (1) year period from April 1 of each year to March 31 of the following year.
Article 36. Record Date of Dividends
The record date of the year-end dividends of the Company shall be March 31 of each year.
Article 37. Interim Dividends
The Company may distribute interim dividends, by a resolution of the Board of Directors, by setting the record date as of September 30 of each year.
Article 38. Dispensation from Payment of Dividends
In the case where dividends are paid by cash, the Company shall not be obliged to pay such dividends if such dividends are not received within three (3) full years after the due date of each payment.
Supplemental Provisions
Article 1. The preparation and keeping of the Register of Lost Share Certificates of the Company and other operations relating to the Register of Lost Share Certificates shall be entrusted with the Transfer Agent and shall not be handled by the Company.
Article 2. The preceding article and this article shall remain in effect until January 5, 2010 and shall be deleted as of January 6, 2010.